Exhibit 4.1

AMENDMENT NO. 2

TO THE NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO THE NOTE PURCHASE AGREEMENT, dated as of January 11, 2011 (this “Amendment”), is entered into among NORDSTROM CREDIT CARD RECEIVABLES II LLC, as transferor (the “Transferor”), NORDSTROM FSB, as servicer (the “Servicer”), NORDSTROM CREDIT, INC. (“NCI”), THE CONDUIT PURCHASERS PARTY HERETO, as conduit purchasers (the “Conduit Purchasers”) THE COMMITTED PURCHASERS PARTY HERETO, as committed purchasers (the “Committed Purchasers”), THE AGENTS PARTY HERETO, as agents for their respective Purchaser Groups and related Purchasers (the “Agents”), and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (together with any successors and assigns in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Transferor, the Servicer, NCI, the Conduit Purchasers, the Committed Purchasers, the Agents and the Administrative Agent are all the parties to that certain Note Purchase Agreement dated as of November 13, 2009, (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Note Purchase Agreement on the terms and conditions hereinafter set forth in accordance with its respective amendment provisions.

NOW, THEREFORE, in consideration of the agreements herein contained, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. All capitalized terms used but not otherwise defined herein are used as defined in the Note Purchase Agreement, or, if not defined therein, in the Transfer and Servicing Agreement.

SECTION 2. Amendment of Section 1.01 of the Note Purchase Agreement.

(a) Section 1.01 of the Note Purchase Agreement is hereby amended by deleting the definition of “Governmental Rules” in its entirety and substituting, in lieu thereof, the following definition:

““Governmental Rules” means (i) any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority, (ii) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167

Capital Guidelines”), (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any existing or future rules, regulations, guidance, interpretations or directives from the U.S. bank regulatory agencies relating to the FAS 166/167 Capital Guidelines or the Dodd-Frank Wall Street Reform and Consumer Protection Act (whether or not having the force of law) and (iv) the revised Basel Accord (“Basel II”) prepared by the Basel Committee on Banking Supervision as set out in the publication entitled: “International Convergence of Capital Measurements and Capital Standards: a Revised Framework”, as updated from time to time.”

(b) Section 1.01 of the Note Purchase Agreement is hereby amended by deleting from the definition of the term “Purchase Expiration Date” the date “January 11, 2011” in clause (i) thereof and substituting, in lieu thereof, the date “January 10, 2012”.

SECTION 3. Amendment of Section 9.04 of the Note Purchase Agreement.

(a) Section 9.04 of the Note Purchase Agreement is hereby amended by deleting the first paragraph of clause (a) thereof in its entirety and substituting, in lieu thereof, the following new first paragraph:

“(a) If after the date hereof, (i) the adoption of any Governmental Rule or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Governmental Rule or bank regulatory guideline by any Governmental Authority charged with the administration, interpretation or application thereof, (ii) any request, guidance or directive of any Governmental Authority (in the case of any bank regulatory guideline, whether or not having the force of Governmental Rule), or (iii) the compliance, application, or implementation by the Indemnified Party of the Governmental Rules described in clauses (ii), (iii) or, if compliance with Basel II is required by a Governmental Authority, (iv) of the definition thereof:”

(b) Section 9.04 of the Note Purchase Agreement is hereby amended by deleting clause (b) thereof in its entirety and substituting, in lieu thereof, the following new clause (b):

“(b) If any Indemnified Party shall have determined that, after the date hereof, (i) the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Governmental Authority, (ii) any request, guidance or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Governmental Authority, or (iii) the compliance, application, or implementation by the Indemnified Party of the Governmental Rules described in clauses (ii), (iii) or, if compliance with Basel II is required by a Governmental Authority, (iv) of the definition thereof has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for any of the occurrences set forth in the foregoing (i), (ii) or (iii) (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time the Transferor agrees to pay such

Indemnified Party, within 10 days after demand by any such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.”

(c) Section 9.04 of the Note Purchase Agreement is hereby amended by deleting the first paragraph of clause (c) thereof in its entirety and substituting, in lieu thereof, the following new first paragraph:

(c) Any Indemnified Party who makes a demand for payment of increased costs or capital pursuant to Section 9.04(a) or (b) shall promptly deliver to the Transferor a certificate setting forth in reasonable detail the computation of such increased costs or capital and specifying the basis therefor. In the absence of manifest error, such Note shall be conclusive and binding for all purposes. Each Indemnified Party shall use reasonable efforts to mitigate the effect upon the Transferor of any such increased costs or capital requirements; provided, however, that it shall not be obligated to take any action that it determines would be disadvantageous to it or inconsistent with its policies. The amounts payable under this Section 9.04 shall be considered Class A Additional Amounts.

(d) Section 9.04 of the Note Purchase Agreement is hereby amended by adding at the end thereof the following new clause (d):

(d) If any Indemnified Party has or anticipates having any claim for compensation from the Transferor in connection with its compliance with clauses (ii), (iii) or (iv) of the definition of Governmental Rules, and such Indemnified Party believes that having the facility publicly rated by one credit rating agency would reduce the amount of such compensation by an amount deemed by such Indemnified Party to be material, such Indemnified Party shall provide written notice to the Transferor and the Servicer (a “Ratings Request”) that such Indemnified Party intends to request a public rating of the facility from a credit rating agency selected by such Indemnified Party and reasonably acceptable to the Transferor, of AAA (the “Required Rating”). The Transferor and the Servicer agree that they shall cooperate with such Indemnified Party’s efforts to obtain the Required Rating, and shall provide the applicable credit rating agency (either directly or through distribution to the Administrative Agent or such Indemnified Party), any information requested by such credit rating agency for purposes of providing and monitoring the Required Rating. Such Indemnified Party shall pay the initial fees payable to the credit rating agency for providing the rating and all ongoing fees payable to the credit rating agency for their continued monitoring of the rating. Nothing in this Section 9.04(d) shall preclude any Indemnified Party from demanding compensation from the Transferor pursuant to Section 9.04 at any time after the Required Rating shall have been obtained to the extent such compensation is not reduced as a result of obtaining such Required Rating, or shall require any Indemnified Party to obtain or request any rating on the Class A Notes prior to demanding any compensation pursuant to Section 9.04 from the Transferor. If the Required Ratings are not obtained from such credit rating agency, the Transferor may, in its sole discretion, purchase the Class A Notes held by such Indemnified Party for a purchase price equal to the sum of outstanding principal amount of such Class A Notes held by such Indemnified Party, all accrued, but unpaid, interest thereon, and all other amounts then due and payable to such Indemnified Party under the Indenture Supplement, the Note Purchase Agreement and the Fee Letter.

SECTION 4. Effectiveness. This Amendment shall become effective as of the date of execution of this Amendment.

SECTION 5. Continuing Effect of the Note Purchase Agreement. As amended hereby, the Note Purchase Agreement is, in all respects, ratified and confirmed and the Note Purchase Agreement, as so amended or supplemented by this Amendment, shall be read, taken and construed as one and the same instrument. This Amendment shall not constitute an amendment of any provision of the Note Purchase Agreement not expressly referred to herein and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 7. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8. Headings. The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.

SECTION 9. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 10. Representation and Warranty. Each of the parties hereto represents and warrants that this Amendment has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NORDSTROM CREDIT CARD RECEIVABLES II LLC, as Transferor

By:	/s/ Mark Petersen
Name: Mark Petersen
Title: Treasurer

NORDSTROM FSB, as Servicer

By:	/s/ Mark Petersen
Name: Mark Petersen
Title: SVP, Treasurer and CFO

NORDSTROM CREDIT, INC.,

By:	/s/ David Loretta
Name: David Loretta
Title: VP and Assistant Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Scott Cornelis
Name: Scott Cornelis
Title: Vice President

JPMorgan Chase Purchaser Group: JPMORGAN CHASE BANK, N.A., as Agent

By:	/s/ Scott Cornelis
Name: Scott Cornelis
Title: Vice President

FALCON ASSET SECURITIZATION COMPANY LLC, as Conduit Purchaser

By: JPMorgan Chase Bank, N.A., its attorney-in-fact

By:	/s/ Scott Cornelis
Name: Scott Cornelis
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Committed Purchaser

Purchaser Percentage: 33-1/3%

By:	/s/ Scott Cornelis
Name: Scott Cornelis
Title: Vice President

RBS Purchaser Group: THE ROYAL BANK OF SCOTLAND PLC, as Agent

By: RBS SECURITIES INC., as agent

By:	/s/ David Viney
Name: David Viney
Title: Managing Director

AMSTERDAM FUNDING CORPORATION, as Conduit Purchaser

By:	/s/ Jill A. Russo
Name: Jill A. Russo
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Committed Purchaser

Purchaser Percentage: 33-1/3%

By: RBS SECURITIES INC., as agent

By:	/s/ David Viney
Name: David Viney
Title: Managing Director

BofA Purchaser Group

BANK OF AMERICA, N.A., as Agent and as Committed Purchaser

Purchaser Percentage: 33-1/3%

By:	/s/ Brendan Feeney
Name: Brendan Feeney
Title: Vice President